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                                                                     Exhibit 4.1

                      FORM OF SUBORDINATED PROMISSORY NOTE


$100,000,000                   Houston, Texas                     April __, 2000


         1. FOR VALUE RECEIVED, the undersigned, GRANT PRIDECO, INC., a Delaware corporation ("Maker"), hereby promises to pay to the order of WEATHERFORD INTERNATIONAL, INC., a Delaware corporation (the "Payee"), in Houston, Harris County, Texas, at 515 Post Oak Blvd., Suite 600, on or before March 31, 2002 (the "Maturity Date"), in lawful money of the United States of America, the principal amount of ONE HUNDRED MILLION DOLLARS, together with interest on the unpaid balance of said principal amount from time to time remaining outstanding, from the date hereof until maturity (howsoever such maturity shall occur), in like money, at said office, at a rate per annum equal to the lesser of (a) the Note Rate and (b) the Maximum Rate.

         2. All past due principal of and interest on this Note shall bear interest from the due date thereof (whether by acceleration or otherwise) until paid at a per annum rate equal to the lesser of (a) the Note Rate plus 2% and
(b) the Maximum Rate.

         3. Subject to the provisions of the Subordination Agreement, accrued unpaid interest on the outstanding principal balance hereof shall be due and payable by Maker to Payee on the last Business Day of each March, June, September and December, commencing June 30, 2000. The outstanding principal balance of this Note shall be due and payable on the Maturity Date; provided that all unpaid accrued interest on this Note, and the outstanding unpaid principal balance hereof, shall be immediately due and payable in full upon the maturity of the principal of this Note, whether by acceleration or otherwise.

         4. Maker shall have the right and privilege of prepaying this Note, in whole or in part, at any time or from time to time without premium or penalty or notice to the holder hereof. Maker shall notify Payee upon the execution by Maker of any agreement relating to a proposed Financing. At the closing of any Financing, Maker shall remit to Payee, by wire transfer of immediately available funds on the same Business Day (or the next Business Day if not reasonably practicable) as the closing of such Financing, an amount (to be applied as a prepayment with respect hereto) equal to the lesser of (a) the sum of the outstanding unpaid principal balance hereof and all accrued unpaid interest thereon, and (b) the net cash proceeds from the Financing. All amounts repaid or prepaid (including payments resulting from a Financing) shall be applied first to earned, accrued and unpaid interest hereon and the balance, if any, shall be applied to the outstanding principal.

         5. The terms set forth below shall have the meanings assigned to such terms as used in this Note:

                  "Applicable Law" shall mean the law in effect from time to time and applicable to the transactions between Payee and Maker pursuant to this Note that

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         lawfully permits the charging and collection of the highest permissible lawful non-usurious rate of interest on such transactions, including laws of the State of Texas, and to the extent controlling and providing for a higher lawful rate of interest, laws of the United States of America. It is intended that Chapter 1D, Subtitle 1, Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall be included in the laws of the State of Texas in determining Applicable Law; and for the purpose of applying said Chapter 1D, the interest ceiling applicable to such transactions under said Chapter 1D shall be the indicated (weekly) rate ceiling from time to time in effect.

                  "Business Day" shall mean any day on which banks are open for general banking business in the State of Texas, other than on Saturday, Sunday, a legal holiday or any other day on which banks in the State of Texas are required or authorized by law or executive order to close.

                  "Credit Facility" shall mean one or more credit facilities providing for aggregate borrowings and other financial accomodations, including without limitation letter of credit facilities and related reimbursement obligations, of up to $100 million that now is or are, or hereafter may be, entered into among Maker and any of its direct or indirect subsidiaries and the lenders party thereto, including any related notes, guarantees, collateral documents, reimbursement agreements and other instruments and agreements executed in connection therewith, which credit facility may be secured by all or part of the assets of Maker and its direct or indirect assets, in each case as may be amended, modified, supplemented, renewed, extended, refunded, replaced, restated or refinanced from time or time in whole or in part in one or more credit agreements, loan agreements, instruments or similar agreements so long as the aggregate permitted borrowings do not exceed $100 million.

                  "Financing" shall mean any transaction or series of related transactions (whether by means of the issuance and sale of debt or equity securities or a sale of assets or equity interests in another entity) pursuant to which Maker receives cash proceeds, net of underwriting fees and discounts and transaction expenses, of not less than $5,000,000; provided that none of the following transactions shall be deemed to be a "Financing": (a) any sale of assets in the ordinary course of Maker's business, (b) any borrowings or advances under the Credit Facility, (c) any issuances of securities pursuant to employee benefit plans or options granted thereunder, or (d) any borrowings not requiring the prior written consent of Payee pursuant to Section 6(l) of this Note.

                  "Indebtedness for Borrowed Money" shall mean any indebtedness of Maker or its subsidiaries for borrowed money; provided, however, the following shall not be considered Indebtedness for Borrowed Money:

                  (a)      indebtedness under this Note;


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                  (b)      indebtedness and other obligations from time to time
                           outstanding under the Credit Facility;

                  (c) intercompany indebtedness from time to time outstanding between or among any of Maker and/or its subsidiaries;

                  (d) any indebtedness outstanding on the date of issuance of this Note;

                  (e) indebtedness, the net proceeds of which are used solely to renew, extend, refinance, refund or repurchase Indebtedness for Borrowed Money otherwise permitted under this definition; provided, however, such indebtedness shall not have terms and conditions materially adverse to the creditworthiness of Maker and its subsidiaries taken as a whole;

                  (f) daylight overdraft facilities having customary terms for such facilities not to exceed $2,500,000 in the aggregate at any one time;

                  (g) accounts and other trade payables incurred in the ordinary course of business and any standby letters of credit, bid, performance or surety bonds or other reimbursement obligations issued for the account of, or entered into by, Maker or any of its subsidiaries in the ordinary course of business; and

                  (h) capitalized lease obligations incurred in the ordinary course of business or purchase money indebtedness incurred in the ordinary course of business (so long as such capitalized lease obligations and purchase money indebtedness do not exceed $7,500,000 at any one time in the aggregate).

                  "Material Subsidiary" shall mean a direct or indirect majority owned subsidiary of Maker with total assets exceeding $5,000,000.

                  "Maximum Rate" shall mean the maximum lawful non-usurious rate of interest, if any, that under Applicable Law Payee is permitted to charge Maker on the loan evidenced by this Note from time to time. If, however, during any period interest accruing on this Note is not limited to any maximum lawful non-usurious rate of interest under Applicable Law, then during each such period the "Maximum Rate" shall be equal to a per annum rate of 4% plus the Note Rate.

                  "Note Rate" shall mean a per annum rate of interest (computed on the basis of the actual number of days elapsed (including the first but excluding the last day) over a year of 365 or 366 days, as the case may be) equal to 10%.

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                  "Subordination Agreement" shall mean a subordination agreement between Payee and the lenders under the Credit Facility (or such lenders agent, as the case may be) providing for the subordination of Payee's rights and obligations under this Note to the rights of such lenders under the Credit Facility, which subordination agreement shall contain terms and conditions that are normal and customary in agreements of this type and acceptable to Payee in its reasonable discretion.

         6. If any one of the following events shall occur and be continuing (an "Event of Default"):

                  (a) Maker shall fail to pay timely when due, the principal of, or accrued unpaid interest on, this Note or any other of the obligations hereunder within three Business Days following the due date;

                  (b) Maker or any Material Subsidiary shall (i) dissolve or terminate its existence, (ii) merge with or into any other entity (other than a wholly-owned subsidiary (excluding director qualifying shares or other immaterial ownership required by applicable law) of Maker) after the date hereof, (iii) discontinue its usual business or
         (iv) sell all or substantially all of its business or assets;

                  (c) Maker or any Material Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator of it or of all or a substantial part of its property, (ii) generally fail to pay its debts as they come due in the ordinary course of business or (iii) commence, or file an answer admitting the material allegations of or consenting to, or default in a petition filed against it in, any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking to have an order for relief entered with respect to it under the federal Bankruptcy Code 11 USC Section 101 et. seq., or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or the similar relief with respect to it or its debt;

                  (d) Any person or group becomes the beneficial owner (as such terms are defined in the rules promulgated under the Securities Exchange Act of 1934) of 40% or more of the voting power of Maker's capital stock or shall otherwise have the right to cast 40% or more of the votes cast in any election of Maker's directors (excluding votes cast by or at the direction of directors of the Company by means of proxies solicited in accordance with the Securities Exchange Act of
         1934);

                  (e) A receiver, conservator, liquidator, custodian or trustee of Maker or any Material Subsidiary or any of its property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction; or Maker obtains an order for relief under the federal Bankruptcy Code 11 USC Section 101 et. seq.; or any of the property of Maker is sequestered by court order; or a petition is filed or a proceeding is commenced against Maker or any Material Subsidiary under any


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         bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect;

                  (f)(1) Any event or condition occurs that results in the occurrence of any event, circumstance or condition that, after any applicable cure or notice period or lapse of time, or both, would constitute a default under the Credit Facility that continues unremedied for any applicable cure period, whether or not a party thereto exercises any of its rights and remedies with respect to such default;

                  (g) The levy or execution of any attachment, execution or other process against any material property or interest in property of Maker or any Material Subsidiary that is not timely and completely stayed by appropriate proceedings and/or bonding requirements;

                  (h) Any court shall find or rule, or Maker or any Material Subsidiary shall assert or claim, that this Note does not or will not constitute the legal, valid, binding and enforceable obligations of the party or parties hereto;

                  (i) The rendering of any judgment or judgments against Maker or any Material Subsidiary for the payment of money in excess of $5,000,000, in the aggregate, that remains unsatisfied and in effect for any period of 60 consecutive days without a stay of execution;

                  (j) Maker or any Material Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or made or suffered a transfer of any of its property that may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a lien upon any of its property through legal proceedings or distraint or other process that is not vacated within 15 days from the date thereof;

                  (k) Maker shall declare, set aside or pay any dividend or distribution of any kind (in cash, property, securities or otherwise) (but excluding dividends or distributions of common stock);

                  (l) Maker and its subsidiaries shall have outstanding, at any one time, without the prior written consent of Payee, Indebtedness for Borrowed Money exceeding in the aggregate $10 million; or

                  (m) Maker shall breach any material provision of the Subordination Agreement;

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then Payee, at its option, subject to the Subordination Agreement, may declare the unpaid principal portion of this Note to be forthwith due and payable, whereupon the said portion of this Note and all accrued, earned and unpaid interest shall become immediately due and payable by Maker without demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity or any other notice of any kind to Maker, or any other person liable hereon or with respect hereto, all of which are hereby expressly waived by Maker and each other person liable hereon or with respect hereto, anything contained herein or in any other documents or instruments to the contrary notwithstanding; and upon the happening of any Event of Default referred to in paragraphs (b), (c), (d) or
(e), the unpaid principal portion of this Note and all other interest on this Note then accrued, earned and unpaid shall become automatically due and payable by Maker without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity or any other notice of any kind to Maker or any other person liable hereon or with respect hereto, all of which are expressly waived by Maker and each other Person liable hereon or with respect hereto, anything contained herein or in any document or instrument to the contrary notwithstanding. Further, upon any default or event of default, subject to the Subordination Agreement, Payee shall have all other rights and remedies as set forth herein and as otherwise provided at law or in equity, all such rights and remedies being cumulative, including, but without limitation, the right, without prior notice to Maker or any other person liable with respect hereto, to set-off and apply any indebtedness at any time owing by Payee to, or for the credit or account of, Maker against any indebtedness owed to Payee by Maker, irrespective of whether or not Payee shall have made demand under this Note or any other instrument securing this Note, and although this Note may not then be matured; provided, that any exercise of said set-off by Payee shall be subsequently followed by notice from Payee to Maker of such right exercised, but the failure to give such notice shall in no manner affect the right of Payee in respect to set-offs and corresponding applications of funds.

         7. Upon the execution by Maker of any agreement related to a proposed financing, Maker shall promptly provide written notice thereof to Payee's Chief Financial Officer.

         8. Maker shall, upon demand by Payee, promptly pay to Payee any and all costs and expenses, including legal expenses, collections costs and attorneys' fees (whether or not legal proceedings are instituted including, without limitation, legal expenses and reasonable attorneys' fees in connection with any bankruptcy proceedings), incurred or paid by Payee in protecting or enforcing Payee's rights hereunder. Without limiting the generality of the foregoing, if this Note is collected by suit or through the Bankruptcy Court, or any judicial proceeding, or if this Note is not paid at maturity, however such maturity may be brought about, and it is placed in the hands of an attorney for collection (whether or not legal proceedings are instituted), then Maker agrees to pay, in addition to all other amounts owing hereunder, the collection costs and reasonable attorneys' fees of the holder hereof.

         9. The records of Payee shall constitute rebuttably presumptive evidence of the principal and earned, accrued and unpaid interest remaining outstanding on this Note.

         10. It is the intent of Payee and Maker in the execution and performance of this Note to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof,

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Payee and Maker stipulate and agree that none of the terms and provisions contained in this Note shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate or amount of interest permitted to be charged under Applicable Law. For purposes of this Note "interest" shall include the aggregate of all charges that constitute interest under Applicable Law that are contracted for, charged, reserved, received or paid under this Note. Maker shall never be required to pay unearned interest and shall never be required to pay interest at a rate or in an amount in excess of the Maximum Rate or amount of interest that may be lawfully charged under Applicable Law, and the provisions of this paragraph shall control over all other provisions of this Note, and of any other instrument pertaining to or securing this Note, that may be in actual or apparent conflict herewith. If this Note is prepaid, or if the maturity of this Note is accelerated for any reason, or if under any other contingency the effective rate or amount of interest that would otherwise be payable under this Note would exceed the Maximum Rate or amount of interest Payee or any other holder of this Note is allowed by Applicable Law to charge, contract for, take, reserve or receive, or in the event Payee or any holder of this Note shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest that would, in the absence of this provision, increase the effective rate or amount of interest payable under this Note to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under Applicable Law then in effect, then the principal amount of this Note or the amount of interest that would otherwise be payable under this Note or both shall be reduced to the amount allowed under Applicable Law as now or hereinafter construed by the courts having jurisdiction, and all such moneys so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the Maximum Rate or amount of interest permitted by Applicable Law shall immediately be returned to or credited to the account of Maker upon such determination. Payee and Maker further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, charged, taken, reserved or received under this Note that are made for the purpose of determining whether such rate or amount exceeds the Maximum Rate or amount, shall be made to the extent not prohibited by Applicable Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of this Note, all interest at any time contracted for, charged, taken, reserved or received from Maker or otherwise by Payee or any other holder of this Note.

         11. Maker and all sureties, endorsers and guarantors (if any) of this Note waive demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity and all other notice, filing of suit and diligence in collecting this Note or enforcing any security herefor, and agree to any substitution, exchange or release of any such security, the release of any party primarily or secondarily liable hereon and further agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note, to first institute suit or exhaust its remedies against any security herefor, and consent to any one or more extensions or postponements of time of payment of this Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them.

         12. This Note shall be governed by and construed in accordance with the internal laws of the State of Texas and applicable federal laws of the United States of America. This Note has been delivered and accepted and is payable at Houston, Harris County, Texas. There are no unwritten or oral agreements between Maker and Payee. Payee has no commitment to make any

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additional loans or extend financial accomodations to Maker beyond the indebtedness evidenced hereby.

         13. This Note shall be subject to the terms and provisions of the Subordination Agreement, and shall be subordinated to indebtedness under the Credit Facility as provided in the Subordination Agreement.

         EXECUTED AND EFFECTIVE as of the day and year first above written.

                                     MAKER:

                                     GRANT PRIDECO, INC.



                                     By:
                                        --------------------------------
                                         Name:
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                                         Title:
                                               -------------------------

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